UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

TO

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Leslie’s Poolmart, Inc.

(Exact name of registrant as specified in its charter)

Delaware	95-4620298
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

3925 East Broadway Road, Suite 100, Phoenix, Arizona	85040
(Address of Principal Executive Offices)	(Zip Code)

Leslie’s Poolmart, Inc. 2005 Stock Option Plan

(Full title of the plan)

Steven L. Ortega

Executive Vice President and Chief Financial Officer

3925 East Broadway Road, Suite 100

Phoenix, AZ 85040

(Name and address of agent for service)

(602) 366-3999

(Telephone number, including area code, of agent for service)

DEREGISTRATION OF SECURITIES

Leslie’s Poolmart, Inc., a Delaware corporation (the “Company”), is filing this post-effective amendment (the “Amendment”) to deregister certain securities originally registered on Form S-8 Registration Statement No. 333-130527, which filed with the Securities and Exchange Commission on December 20, 2005 (the “Registration Statement”) and pursuant to which the Company registered 1,300,000 shares of Common Stock, par value $.001 per share (the “Common Stock”) for issuance under the Leslie’s Poolmart, Inc. 2005 Stock Option Plan.

The shares of Common Stock are being deregistered because the Company is no longer subject to the requirement to file reports pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934, as amended, and therefore is not currently eligible to use Form S-8. As a result, the Registrant has terminated its offering of Common Stock pursuant to the Registration Statement. In accordance with an undertaking made by the Company in the Registration Statement to remove from registration, by means of a post-effective amendment, any shares of the Company’s Common Stock that remain unsold at the termination of the offering, the Company hereby removes from registration all shares of Common Stock registered under the Registration Statement which remain unsold as of the date hereof.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this post-effective amendment no. 1 to registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Phoenix, State of Arizona, on this third day of January, 2007.

LESLIE’S POOLMART, INC.

By:	/s/ Steven L. Ortega
Steven L. Ortega
Chief Financial Officer

Pursuant to the requirements of the Securities Act of 1933, this post-effective amendment no. 1 to registration statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Capacity	Date
* Lawrence H. Hayward	Chairman of the Board of Directors and Chief Executive Officer	January 3, 2007

* Edward C. Agnew	Director	January 3, 2007

* John M. Baumer	Director	January 3, 2007

* John G. Danhakl	Director	January 3, 2007

* Michael J. Fourticq	Director	January 3, 2007

* Michael L. Hatch	President, Chief Operating Officer and Director	January 3, 2007

* Ted C. Nark	Director	January 3, 2007

/s/ Steven L. Ortega Steven L. Ortega	Chief Financial Officer, Director and Principal Accounting Officer	January 3, 2007

* By:	/s/ Steven L. Ortega
Steven L. Ortega
Attorney-in-fact

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